Exhibit 10.16

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of [    ], 2017 (the “Grant Date”), between Jamf Holding Corp., a Delaware corporation (the “Company”), and [          ] (“Optionholder”).

The Company and Optionholder desire to enter into this Agreement whereby the Company will grant Optionholder the options specified herein to acquire certain shares of the Company’s Common Stock.  Defined terms used in this Agreement without definition will have the meanings ascribed thereto in the Company’s 2017 Stock Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit A.  In the event a provision of this Agreement is inconsistent or conflicts with the provisions of the Plan, the provisions of this Agreement will govern and prevail.

The parties hereto agree as follows:

1.                                      Plan Acknowledgment.  Each of the undersigned agree that this Agreement has been executed and delivered, and the stock options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Optionholder and, except as otherwise specified herein, pursuant to each of the terms and conditions of the Plan.

2.                                      Options.

(a)                                 Service Option Grant.  The Company hereby grants to Optionholder, pursuant to the Plan, an option to purchase up to [     ] shares of Common Stock (the “Service Option,” and such shares, the “Service Option Shares”), at an exercise price per share of $[     ] (the “Option Price”).  The Option Price and the number of Service Option Shares issuable upon exercise of any Service Option will be equitably adjusted for any share split, share dividend or reclassification of Common Stock which occurs subsequent to the date of this Agreement.  The Service Option will expire as provided in Section 2(d) below.  The Service Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.   The “Vesting Commencement Date” for purposes of this Agreement is [    ].

(b)                                 Return Target Option Grant.  The Company hereby grants to Optionholder, pursuant to the Plan, an option to purchase up to [     ] shares of Common Stock (the “Return Target Option,” and such shares, the “Return Target Option Shares”), at an exercise price per share equal to the Option Price.  The Option Price and the number of Return Target Option Shares issuable upon exercise of any Return Target Option will be equitably adjusted for any share split, share dividend or reclassification of the Common Stock which occurs subsequent to the date of this Agreement.  The Return Target Option will expire as provided in Section 2(d) below.  The Return Target Options are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

(c)                                  Exercisability.  Options shall become vested and exercisable in accordance with the provisions of this Section 2(c) and Section 2(f) below.  Options which have become vested as of the date of determination are referred to herein as “Vested Options,” and all other

Options are referred to herein as “Unvested Options.”  Optionholder may only exercise Options that are Vested Options.

(i)                                     Service Options.  The Service Options described in Section 2(a) above will have vested and become exercisable with respect to twenty-five percent (25%) of the Service Option Shares underlying the Service Options on the twelve (12) month anniversary of the Vesting Commencement Date (the “First Vesting Date”) if the Optionholder remains in the continuous employ of or service with the Company or any of its Subsidiaries from and after the date hereof through and including such date, and with respect to an additional 6.25% of the Service Option Shares at the end of each full three calendar month period after the First Vesting Date if, Optionholder is, and has been, continuously employed by the Company or its Subsidiaries from the date of this Agreement through such date.

(ii)                                  Return Target Options.  The Return Target Options will have vested and become exercisable if (A) Optionholder is, and has been, continuously employed by the Company or its Subsidiaries from the date of this Agreement through the date of a Termination Event and (B) if upon the consummation of such Termination Event, the cumulative total of all cash distributions made to, or other cash proceeds received by, the Investor Fund (excluding management or transaction fees and expenses, any other advisory fees and expenses, any board fees and expenses or any other expenses borne by the Investor Fund) in respect of its ownership of equity or debt securities of the Company or any of its Subsidiaries or any loans provided by the Investor Fund during the life of the Investor Fund’s investment period, equals or exceeds the Investor Returns Target (the “Vesting Condition”). As used in this Agreement, the term “Investor Fund” shall mean one or more equity buy-out investment funds (including Vista Equity Partners Fund VI, L.P.) managed or controlled by VEPF Management, L.P. or any successor management company, and any of such fund’s respective portfolio companies, (excluding the Company and its Subsidiaries) and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such Person, and any entity that acquires all or substantially all of the assets of any such Person in a single transaction or series of related transactions. For purposes of calculating distributions and proceeds under clause (B) immediately above, all distributions made to the Investor Fund will be net of all accrued but unpaid management fees, all expenses associated with the ultimate sale of the Company business borne by the Investor Fund, and assuming, for purposes of the calculation made above, the vesting (and exercise, if applicable) (prior to the calculation of distributions and proceeds under clause (B) immediately above) of all outstanding options, warrants and other outstanding rights to acquire capital stock of the Company. For the avoidance of doubt, the Return Target Options shall expire, and shall not vest or become exercisable, if the Vesting Condition has not been satisfied as of the date of a Termination Event.

(d)                                 Expiration of Options.  Notwithstanding any provision herein to the contrary, any portion of the Options granted hereunder that have not vested and become exercisable prior to the Termination Date will expire on the Termination Date and may not be exercised under any circumstance. Any portion of the Options granted hereunder that have vested and become exercisable prior to the Termination Date will expire on the earlier of (i) 30 days after the Termination Date and (ii) the close of business on the tenth anniversary of the date of this Agreement.  Notwithstanding any provision in this Agreement to the contrary, any portion of the Options granted hereunder which have not been exercised prior to or in connection with a

Termination Event, as described in clauses (i) or (ii) of such definition, shall expire upon the consummation of any such transaction.

(e)                                  Procedure for Exercise.  Optionholder may exercise all or any portion of the Options granted hereunder with respect to Option Shares vested and exercisable pursuant to Section 2(c) above by delivering written notice of exercise to the Company, together with (i) a written acknowledgment that Optionholder has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Optionholder regarding the Company and its Subsidiaries, (ii) payment in full by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company in the amount equal to the number of Option Shares to be acquired multiplied by the applicable option exercise price (the “Aggregate Exercise Price”), provided that, Optionholder may, in lieu of paying the Aggregate Exercise Price in cash, indicate in Optionholder’s exercise notice that such Optionholder intends to effect a cashless exercise thereof and, in such case, the Company shall cancel such number of Option Shares otherwise issuable to the Optionholder having a Fair Market Value equal to the Aggregate Exercise Price of the Options being exercised, in which event the Company shall only issue Option Shares for the remainder of the Options being exercised after satisfying the Aggregate Exercise Price, (iii) an executed joinder agreement to that certain Stockholders Agreement, dated as of November 13, 2017, by and among the Company and its stockholders signatory thereto (as amended from time to time, the “Stockholders Agreement”), in form and substance reasonably satisfactory to the Company, pursuant to which such Optionholder shall become a party to the Stockholders Agreement and be entitled to the rights and benefits and subject to the duties and obligations of a “Management Stockholder” thereunder, and (iv) an executed consent from Optionholder’s spouse (if any) in the form of Exhibit 1 attached to the Plan.  As a condition to any exercise of the Options, Optionholder will permit the Company to deliver to him or her all financial and other information regarding the Company and its Subsidiaries which it believes is necessary to enable Optionholder to make an informed investment decision.  If, at any time subsequent to the date Optionholder exercises any portion of the Options granted hereunder and prior to the occurrence of a Termination Event, Optionholder becomes legally married (whether in the first instance or to a different spouse), Optionholder shall cause Optionholder’s spouse to execute and deliver to the Company a consent in the form of Exhibit 1 attached to the Plan.  Optionholder’s failure to deliver to the Company an executed consent in the form of Exhibit 1 to the Plan at any time when Optionholder would otherwise be required to deliver such consent shall constitute Optionholder’s continuing representation and warranty that Optionholder is not legally married as of such date.

(f)                                   Termination Event.  Upon the consummation of a Termination Event, any Service Options which were Unvested Options immediately prior to such Termination Event shall be deemed Vested Options (such Options which are subject to accelerated vesting being referred to as the “Accelerated Options”).  The Optionholder hereby agrees that upon a Termination Event, the Accelerated Options shall be deemed to be automatically exercised through a cashless exercise and Optionholder shall have no further rights under the Accelerated Options other than payment of the consideration, if any, (less any applicable taxes and withholdings) to be paid to the Optionholder (whether in the form of cash or stock) in respect of such deemed exercise of the Accelerated Options as of the Termination Event.

(g)                                  Securities Laws Restrictions.  Optionholder represents that when Optionholder exercises any portion of the Options he or she will be purchasing the Option Shares represented thereby for Optionholder’s own account and not on behalf of others.  Optionholder understands and acknowledges that federal, state and foreign securities laws govern and restrict Optionholder’s right to offer, sell or otherwise dispose of any Option Shares unless Optionholder’s offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder.  Optionholder agrees that he or she will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable securities law.  Optionholder further understands that the certificates for any Option Shares which Optionholder purchases will bear the legend set forth in the Plan or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

(h)                                 Code Section 409A Compliance.  The Company may reduce or expand the period of time following an event in which the vested portion of the Options may be exercised if Internal Revenue Service guidance specifies that such a reduction is required or that such an expansion is permitted under the provisions of Section 409A(a)(2) of the Code.  In addition, the Company may (but shall be under no obligation to) make any other changes to this Agreement it determines are necessary to comply with the provisions of Section 409A(a)(2) of the Code. Optionholder hereby agrees and acknowledges, neither the Company nor any of its affiliates makes any representations with respect to the application of Section 409A of the Code to the Options and, by the acceptance of the Options, Optionholder agrees to accept the potential application of Section 409A of the Code to the Option and the other tax consequences of the issuance, vesting, ownership, modification, adjustment, exercise and disposition of the Option.

(i)                                     Withholding of Taxes.  The Company shall be entitled, if necessary or desirable, to withhold from Optionholder from any amounts due and payable by the Company to Optionholder (or secure payment from Optionholder in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Options or Common Stock issuable under this Agreement.

(j)                                    Limited Transferability of the Options.  The Options granted hereunder are personal to Optionholder and are not transferable by Optionholder except pursuant to the laws of descent or distribution.  Only Optionholder or his legal guardian or representative may exercise the Options granted hereunder.

3.                                      Optionholder’s Representations.  Optionholder hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Optionholder does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Optionholder is a party or by which he or she is bound, (ii) Optionholder is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Company or one of its Subsidiaries) and (iii) upon the execution and delivery of this

Agreement by the Company and Optionholder, this Agreement shall be the valid and binding obligation of Optionholder, enforceable against Optionholder in accordance with its terms.  Optionholder hereby acknowledges and represents that he or she has consulted with (or has had an opportunity to consult with) independent legal counsel regarding his or her rights and obligations under this Agreement (including, without limitation, the Plan) and that he or she fully understands the terms and conditions contained herein and therein.

4.                                      Notices.  Any notices required or permitted under this Agreement or the Plan will be delivered in accordance with the requirements of the Plan.

5.                                      Third Party Beneficiaries; Successors and Assigns.  The parties hereto acknowledge and agree that the Investor Funds are third party beneficiaries of this Agreement and the Plan.  Except as otherwise provided herein, this Agreement and the Plan shall bind and inure to the benefit of and be enforceable by Optionholder, the Company and the Investor Funds and their respective heirs, successors and assigns (including subsequent holders of Option Shares); provided that the rights and obligations of Optionholder under this Agreement and the Plan shall not be assignable except in connection with a permitted transfer of Option Shares in accordance with the Plan.

6.                                      Section 83(b) Election.  Within 30 days after Optionholder has exercised any portion of the Option, in the event Optionholder is subject to United States federal income tax, Optionholder may, and is advised to, make an effective election with the Internal Revenue Service under Section 83(b) of the Code (an “83(b) Election”) relative to the Option Shares received by Optionholder pursuant to the exercise of such portion of the Option.  Employee further acknowledges and understands that it is Employee’s sole obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have (i) any obligation or responsibility with respect to such filing or (ii) any liability resulting or arising from the failure to timely file such 83(b) Election.

7.                                      Complete Agreement.  This Agreement and the Plan and the other documents referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.                                      No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

9.                                      Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

10.                               Governing Law. This Agreement will be subject to the Governing Law provisions of the Plan as if fully set forth in this Agreement.

11.                               Remedies. Each of the parties to this Agreement will be entitled to any of the remedies specified in the Plan.

12.                               Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and Optionholder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JAMF HOLDING CORP.

By:

Its:

[ ]

Exhibit A

2017 Stock Option Plan, Amended as of [     ], 2020